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                                                                   Exhibit 10.4



                               NUTRITION MEDICAL, INC.
                            EXECUTIVE EMPLOYMENT AGREEMENT


THIS AGREEMENT ("Agreement") by and between NUTRITION MEDICAL, INC. (the "Company"), a Minnesota corporation with its principal offices at 308 12th Avenue South, Buffalo, MN 55313, and William L. Rush ("Executive"), a Minnesota resident, whose residence address is 11730 50th Place North, Plymouth, MN
55442, is effective October 1, 1996, and amends and restates in its entirety the Executive Employment Agreement dated September 18, 1996 by and between the Company and Executive.

                                       RECITALS

    A. Executive possesses certain skills, talents, contacts, judgment and knowledge of the medical nutrition industry.

    B. The Company desires to offer employment to Executive, and Executive desires to accept such employment, subject to the terms and conditions herein.

    NOW, THEREFORE, in consideration of the foregoing premises and the parties' mutual covenants and undertakings contained in this Agreement, the Company and Executive hereby agree as follows:

ARTICLE 1.0   DEFINITIONS

    Capitalized terms used in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

    1.1  BOARD.  "Board" shall mean the Board of Directors of the Company.

    1.2 CONFIDENTIAL INFORMATION. "Confidential Information" shall mean information that is proprietary to the Company or its members or others and that is entrusted to the Company, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to designs, software (in source and object code), technology strategies, business plans and to the business as conducted or anticipated to be conducted by the Company or its members, and to past or current or anticipated products or services of the Company or its members. Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, selling and services. All information that Executive has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information.

    1.3 DISABILITY. "Disability" shall mean the unwillingness or inability of Executive to perform Executive's duties on a full-time basis under this Agreement because of continuous incapacity due to physical or mental illness, bodily injury or disease for a period of three (3) months or more.

    1.4  EFFECTIVE DATE.  "Effective Date" shall mean October 1, 1996.

    1.5 INVENTIONS. "Inventions" shall mean ideas, improvements and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice.

    1.6 WORKS OF AUTHORSHIP. "Works of Authorship" shall mean any writings, drawings, diagrams, charts, tables, databases, software (in object or source code and recorded on any medium), and any other works of authorship, whether or not such are copyrightable.

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ARTICLE 2.0   EMPLOYMENT AND DUTIES

    2.1 EMPLOYMENT. Upon the terms and conditions set forth herein and his appointment by the Board, the Company hereby employs Executive, and Executive accepts such employment, as President and Chief Executive Officer of the Company, commencing as of the effective date of this Agreement, at the Company's principal place of business. Termination of this Agreement by either party or by mutual agreement of the parties under Article 4.0 below shall terminate Executive's employment by the Company.

ARTICLE 3.0   COMPENSATION, BENEFIT AND EXPENSES

    3.1 BASE SALARY. Subject to Section 4.9 below, the Company shall pay Executive an initial Base Salary at a monthly rate of Seven Thousand Nine Hundred Sixteen Dollars ($7,416) from the Effective Date to December 31, 1996 and at such other Base Salary set under Section 3.2 below for any later period of the Term. Such Base Salary shall be paid in U.S. Dollars at the end of each month of employment, or otherwise in accordance with the Company's regular payroll practices, and will be subject to any applicable income tax, Social Security or other withholding.

    3.2 ADJUSTMENTS TO INITIAL BASE SALARY. Unless this Agreement has been terminated in accordance with Article 4.0 below, the Board shall provide an annual year-end performance review to Executive. Following such review, the Board may, in its sole discretion, adjust Executive's Base Salary accordingly; provided that the Board may not lower the Executive's Base Salary without the consent of Executive.

    3.3 INCENTIVE COMPENSATION. The Company shall make Executive eligible for management incentive compensation ("Incentive Compensation"), in addition to the Base Salary then applicable. Payment of Incentive Compensation will be subject to Executive's achieving certain objectives set annually by Executive and the Board.

    3.4 EQUITY PARTICIPATION. The Company shall grant, as of the Effective Date, to Executive an option (the "Option") to purchase 100,000 shares of common stock, $.01 par value, of the Company (the "Common Stock"), subject to the terms and conditions of the Company's 1995 Long-Term Incentive and Stock Option Plan (the "Plan"). The exercise price of the Option will equal to $3.50. The Option will vest as to 50% of the shares as of April 1, 1998, and as to the remaining 50% of the shares as of October 1, 1999. The Option will not qualify as an Incentive Stock Option, as defined in the Plan. If at any time Executive's employment with the Company is terminated pursuant to Section 4.2 or Section 4.5 of this Agreement, the option on all unvested shares will be canceled immediately. If at any time Executive's employment with the Company is terminated pursuant to Section 4.3 or Section 4.4 of this Agreement, all options shall immediately vest and all unexercised options may be exercised in full as of the date of such termination. The option with respect to vested shares that has not been exercised by Executive will be canceled if not exercised by Executive within two years after the date of termination pursuant to Article 4.0 of this Agreement. If at any time during the period of Executive's employment by the Company a Change in Control (as defined in the agreement covering the option) occurs, all options shall immediately vest and all unexercised options may be exercised in full as of the date of the Change in Control.

    3.5 BUSINESS EXPENSES. During the Term, the Company shall bear all ordinary and necessary business expenses incurred by Executive in performing Executive's duties as an executive officer of the Company, including, without limitation, all reasonable travel and living expenses while away from home on business for the Company, provided that Executive accounts promptly and fully for such expenses in the manner reasonably prescribed by the Board.


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    3.6  HEALTH, DEATH, DISABILITY AND RETIREMENT BENEFITS.  Executive shall also be entitled to participate in the health and group life insurance benefit plans of the Company to the extent that his position, title, tenure, salary, age, health, and other qualifications make him eligible to participate. During the Term, and provided that the Executive is insurable at a rate no more than a standard rate, the Company will maintain a permanent life insurance policy on Executive with a death benefit in the amount of One Million Dollars ($1,000,000) and will enter into a split dollar/collateral assignment agreement (the cost of the preparation of which the Company will bear) with the Executive in accordance with the following provisions: (a) the "P.S. 58" (term insurance cost) portion of premiums on the policy will be paid by the Executive and the remainder will be paid by the Company, (b) the Company will pay the Executive as compensation an amount equal to the premium paid by the Executive plus the amount necessary to pay all federal and state taxes on such additional compensation to Executive,
(c) the Executive will own the policy, (d) any loan or loans that Executive may take against the policy in the aggegrate will be limited to the excess of the cash surrender value of the policy over the aggregate premiums paid by the Company on the policy, and (e) Executive will designate the beneficiary of the policy; provided, however, that (i) in the event the Executive dies, the Company will receive as reimbursement, from the proceeds or the cash surrender value of the policy, an amount equal to the aggregate amount of premiums the Company has paid on the policy, and (ii) in the event that the policy is terminated or canceled for any other reason, the Company will receive as reimbursement an amount equal to the lesser of (A) the aggregate amount of premiums the Company has paid on the policy and (B) the cash surrender value of the policy.
Executive shall also be entitled to participate in disability programs and simplified employee pension plans of the Company to the extent the Company establishes these plans and to the extent that his position, title, tenure, salary, age, health, and other qualifications make him eligible to participate; provided that during the Term the Company will pay the premiums on and otherwise maintain a disability insurance policy for the benefit of Executive with terms subject to Executive's reasonable approval, which approval will not be unreasonably withheld. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and the Employee's participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.


ARTICLE 4.0   TERM; TERMINATION

    4.1 TERM. Executive's employment under this Agreement shall commence upon the Effective Date and shall continue for three (3) years from such date ("the Term") unless earlier terminated under this Article 4.0. This Agreement may be thereafter extended beyond the Term upon the mutual written agreement of the parties on an annual basis, provided, such agreement is reached at least sixty
(60) days prior to the end of the Term or the then-current year extension thereof.

    4.2  TERMINATION BY THE COMPANY FOR GOOD CAUSE.  Notwithstanding Section
4.1 above, the Company may terminate this Agreement for Good Cause. For purposes of this Agreement, "Good Cause" shall mean:

    (a) repeated violations by Executive of any of his duties or repeated failures or omissions to carry out lawful and reasonable orders of the Company's Board under Section 2.2 above which, in the reasonable judgment of the Board, are willful and deliberate and which are not cured within 30 days after Executive's receipt of written notice thereof from the Company;

    (b) any act or acts of (i) personal dishonesty by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company; (ii) any willful and deliberate misconduct that is materially and demonstrably injurious to the


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         Company; or (iii) any criminal indictment, presentment or conviction for a felony, whether or not the Company is the victim of such offense.

    4.3  TERMINATION BY THE COMPANY WITHOUT GOOD CAUSE.  Notwithstanding
Section 4.1 above, the Company may terminate this Agreement without Good Cause, subject to Section 4.8.

    4.4  TERMINATION BY EXECUTIVE FOR GOOD REASON.   Notwithstanding Section
4.1 above, Executive may terminate this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean termination of employment based on any one or more of the following:

    (a) any material and adverse change in Executive's duties, responsibilities or authority as the Company's President and Chief Executive Officer (except in connection with the termination of Executive's employment in accordance with Sections 4.2, 4.3, 4.6 or
         4.7 hereof);

    (b) Any unreasonable reduction by the Company below the then-applicable Base Salary and/or Incentive Compensation; or

    (c) Any other material breach of this Agreement by the Company which is not cured within thirty (30) days after written notice thereof from Executive.

    4.5  TERMINATION BY EXECUTIVE WITHOUT GOOD REASON.   Notwithstanding
Section 4.1 above, Executive may terminate this Agreement at any time, subject to Section 4.8.

    4.6 TERMINATION IN THE EVENT OF EXECUTIVE'S DEATH OR DISABILITY. Notwithstanding Section 4.1 above, Executive's employment under this Agreement shall terminate in the event of Executive's death or Disability.

    4.7 TERMINATION BY MUTUAL AGREEMENT. Notwithstanding Section 4.1 above, the parties may terminate this Agreement at any time and upon any other terms or conditions by mutual written agreement.

    4.8 TERMINATION NOTICE; TERMINATION DATE. This Section 4.8 shall apply to any early termination of Executive's employment hereunder pursuant to Article 4.0.

    (a) A "Termination Notice" hereunder shall mean a written notice which indicates the specific termination provision herein and which, other than in the case of a termination pursuant to Sections 4.3, 4.5, or
         4.7 or by Executive's death, states in reasonable detail the circumstances claimed to provide the basis for such termination.

    (b)  A "Termination Date" hereunder shall mean:

         (i) if due to Executive's death, the last day of the month first following the month of Executive's death;

         (ii) if due to Disability, termination by the Company for Good Cause or termination by the Executive for Good Reason, thirty
                 (30) calendar days after the Termination Notice is given;

         (iii) if due to termination by the Company without Good Cause or by Executive without Good Reason, ninety (90) days after the Termination Notice is given; or

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         (iv)    if by mutual agreement of the parties, the date specified in such agreement.

    (c) Notwithstanding Section 4.8(b) above, if within thirty (30) days after receipt of a Termination Notice, the recipient notifies the terminating party that a dispute exists concerning the termination or its basis, then the Termination Date shall be the date on which such dispute is finally resolved, whether by the parties' mutual written agreement or by final and binding arbitration under Article 7.0 below. Until the dispute is so resolved, the Company shall continue to pay Executive all his compensation and benefits under Article 3.0 immediately prior to the Termination Notice, subject to Executive's express written undertaking to repay to the Company all such sums paid after the nominal Termination Date in the event of an adverse ruling in such arbitration.

    4.9 COMPENSATION UPON EARLY TERMINATION. As Executive's sole and exclusive compensation for Executive's early termination, the Company shall pay Executive as follows:

         (a) If due to his Disability or death, within ten (10) days after the Termination Date, the Company shall pay any amounts due to Executive for Base Salary though the Termination Date together with any other unpaid and pro rata amounts of accrued Incentive Compensation, vacation pay, sick leave and/or business expense reimbursements;

         (b) If due to termination by the Company for Good Cause or by Executive without Good Reason, within ten (10) days after the Termination Date, the Company shall pay Executive any amounts due to Executive for Base Salary through the Termination Date together with any other unpaid and pro rata amounts of accrued vacation pay, sick leave, and/or business expense reimbursements, but the Company shall have no duty to pay any Incentive Compensation which would otherwise be due and owing to Executive pursuant to Article 3.0 hereof.

         (c) If by the mutual agreement of the parties under Section 4.7 above, the Company shall provide Executive with the payments and benefits when and as specified in such agreement.

         (d) If due to a termination by the Company without Good Cause, termination by Executive for Good Reason, or any other material and uncured breach of this Agreement by the Company, the Company shall:

              (i) continue to pay all amounts due to Executive for Base Salary in accordance with Section 3.1 or Section 3.2 above, as may be the case, at the monthly rate in effect thereunder immediately prior to the Termination Date for twelve (12) months after the end of the month of such Termination Date;

              (ii) continue to pay all amounts due to Executive for the maximum amount of Incentive Compensation in accordance with Section 3.3 above, computed on the Base Salary as provided in Section 4.9(d)(i) above, in the same manner as if Executive had remained continuously employed for the relevant period set forth in Section 4.9(d)(i) above and had achieved all the goals and objectives for such Incentive Compensation during such period;

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              (iii)  pay any other unpaid and pro rata amounts of accrued vacation pay, sick leave, and/or business expense reimbursements; and

              (iv) continue to pay all premiums due for and to keep in full force and effect Executive's benefit arrangements in accordance with Section 3.6 above in the same manner as if Executive had remained continuously employed throughout the relevant period set forth in Section 4.9(d)(i) above.

         (e) The Company shall have no duty or obligation to employ Executive following any such early termination by the Company for any reason whatsoever, with or without Good Cause, and Executive shall have no duty or obligation whatsoever to find other employment during the remainder of the Term with respect to which compensation or benefits are required to be paid by the Company under Section 4.9(d) above. However, if and to the extent that Executive does have other earned income of any kind during such period, he shall promptly and fully disclose to the Company in writing the nature and amount of any such earned income for purposes of mitigation and reduction of the Company's obligations hereunder, and Executive shall be liable to repay any such amounts paid by the Company which should have been so mitigated and reduced but for Executive's failure to make such a disclosure.

    4.10 SURVIVAL. The provisions of Article 4.0 (relating to termination rights and the provision of compensation and benefits beyond the termination of this Agreement), the provisions of Article 5.0 (relating to Confidential Information and intellectual property rights of the Company), the provisions of
Article 6.0 (relating to non-competition and non-solicitation), the provisions of Article 7.0 (relating to dispute resolution) and the provisions of Article
8.0 (relating to miscellaneous terms and conditions) shall survive termination of this Agreement for any reason.


ARTICLE 5.0   CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY

    5.1 PROHIBITIONS AGAINST UNAUTHORIZED USE. During and subsequent to Executive's employment under this Agreement, Executive shall not use or disclose, other than in connection with Executive's employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company. Executive shall use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information.

    5.2 EXCLUSIONS. The obligations under Section 5.1 above shall not apply to any information that:

    (a) is now or becomes generally available to the public through no fault of Executive;

    (b) was already known to Executive, as shown by Executive's books and records, prior to disclosure of same by the Company;

    (c) is or was independently developed or acquired by Executive without any use of or reliance on Confidential Information;


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    (d)  is or was provided to Executive by a third party not under any obligation of confidentiality to the Company; or

    (e) is required to be disclosed by law, provided, however, Executive shall render reasonable cooperation, at Company's expense, to lawfully prevent or minimize any such public disclosure of Confidential Information through protective orders or other similar measures.

    5.3  OWNERSHIP AND RETURN OF COMPANY PROPERTY.  All Confidential
Information or other Company property in Executive's possession, custody or control, including without limitation, all documents, reports, manuals, business plans, minutes, memoranda, computer software, computer databases, computer print-outs, member or customer lists, credit cards, keys, identification, products, access cards, and all other tangible or intangible property relating in any way to the business of the Company are the exclusive property of the Company, even if Executive authored, created or assisted in authoring or creating such property. Executive shall return to the Company all such Confidential Information or other property immediately upon termination of employment for any reason whatsoever or at such earlier time as the Company may reasonably request.

    5.4 DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND OTHER WORKS. Executive shall promptly disclose to the Company in writing all Inventions and Works of Authorship which are conceived, made, discovered, written or created by Executive alone or jointly with another person, group or entity, whether during the normal hours of his employment at the Company or on Executive's own time, during the term of this Agreement and for twelve (12) months after termination of this Agreement. Executive hereby assigns all rights to all such Inventions and Works of Authorship to the Company. Executive shall give the Company all the assistance it reasonably requires for the Company to perfect, protect, and use its rights to such Inventions and Works of Authorship. Executive shall sign all such documents, take all such actions and supply all such information that the Company considers necessary or desirable to transfer or record the transfer of Executive's entire right, title and interest in such Inventions and Works of Authorship and to enable the Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship anywhere in the world, provided, the Company shall bear all reasonable expenses of Executive in such rendering cooperation.

    5.5 EXCLUSIONS. Notwithstanding Section 5.4 above, the following shall not be deemed Inventions or Works of Authorship assigned to the Company by Executive hereunder: Any invention or work of authorship for which no equipment, supplies, facility or Confidential Information of the Company was used and which was developed entirely on Executive's own time, and which (a) does not relate (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Executive for the Company.



ARTICLE 6.0   NON-COMPETITION AND NON-SOLICITATION COVENANTS

    6.1 NON-COMPETITION COVENANT. Subject to Section 6.2 and 6.3 below, during the term of this Agreement and for a period of twelve (12) months following termination of employment for any reason, Executive shall not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any activity anywhere in the United States in direct competition with the Company. For purposes hereof, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding


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voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on the Nasdaq National Market or SmallCap Market.

    6.2 EARLY TERMINATION WITHOUT GOOD CAUSE OR WITH GOOD REASON. Notwithstanding Section 6.1 above, if Executive's employment terminates under circumstances which entitle him to receive compensation and benefits payments pursuant to Section 4.9(d) above and if the Company fails to provide Executive with any such compensation or benefits due him pursuant to said Section 4.9(d) and does not remedy such failure within ten (10) days after receipt of notice thereof from Executive, the covenant set forth in Section 6.1 above shall thereafter cease to apply to Executive for the remainder of the period to which such covenant would otherwise apply, notwithstanding any subsequent remedy of such failure by the Company.

    6.3  COMPANY'S OPTION TO REVISE.   At its sole option, the Company may, by
written notice to Executive, within thirty (30) days after the effective date of the termination of Executive's employment, waive or limit the line of business, time period and/or geographic area in which Executive is prohibited from engaging in competitive activity under Section 6.1 above.

    6.4 COVENANT NOT TO SOLICIT. Executive hereby acknowledges that the Company's employees, consultants and other contractors constitute vital and valuable aspects of its business and missions on a world-wide basis. In recognition of that fact, for a period of twelve (12) months following the termination of this Agreement for any reason whatsoever, Executive shall not solicit, or assist anyone else in the solicitation of, any of the Company's then-current employees, consultants or other contractors to terminate their respective relationships with the Company and to become employees, consultants or contractors by any enterprise with which the Executive may then be associated, affiliated or connected.


ARTICLE 7.0   DISPUTE RESOLUTION

    7.1 DISPUTE RESOLUTION. Except as provided in Section 7.2 below, the Company and Executive shall each use its best efforts to resolve any dispute between them promptly and amicably and without resort to any legal process if feasible within thirty (30) days of receipt of a written notice by one party to the other party of the existence of such dispute. Except as provided in Section
7.2 below, no further action may be taken under this Article 7 unless and until one or more members of the Board and Executive have met in good faith to discuss and settle such dispute. The foregoing requirement in this Section 7.1 shall be without prejudice to either party's rights, if applicable, to terminate this Agreement under Article 4.0 above.

    7.2 LITIGATION RIGHTS RESERVED. If any dispute arises with regard to the unauthorized use or infringement of Confidential Information by Executive or with regard to Executive's breach or threatened breach of his non-competition or non-solicitation covenants, the Company may seek any available remedy at law or in equity from a court of competent jurisdiction.

    7.3 PROCEDURE FOR ARBITRATION. Except as provided in Section 7.2 above, any dispute, claim or controversy arising out of or in connection with this Agreement which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then applicable Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Any such arbitration shall be conducted by one (1) neutral arbitrator appointed by mutual agreement
of the parties or, failing such agreement, in accordance with said Rules.   Such
arbitrator shall be an experienced business attorney with a background in employment law. Any such


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arbitration shall be conducted in Minneapolis, Minnesota.   An arbitral award
may be enforced in any court of competent jurisdiction.   Notwithstanding any
contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

    (a) Each party shall have the right to request from the arbitrator, and the arbitrator shall order upon good cause shown, reasonable and limited prehearing discovery, including (i) exchange of witness lists,
         (ii) depositions under oath of named witnesses at a mutually convenient location, (iii) written interrogatories, and (iv) document requests.

    (b) Upon conclusion of the pre-hearing discovery, the arbitrator shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award.

    (c) The arbitrator shall adhere strictly to the sole and exclusive remedies set forth in Article 4.0 above and may not award or assess punitive damages against either party.

    (d) Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrator, subject to the power of the arbitrator, in his or her sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.


ARTICLE 8.0   GENERAL PROVISIONS

    8.1 SUCCESSORS AND ASSIGNS. This Agreement constitutes a personal service agreement on the part of Executive and his duties hereunder may not be assigned or delegated to any other person without the prior written consent of the Company, but all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

    8.2 NOTICES. All notices, requests and demands required or permitted hereunder shall be in writing and be personally or courier delivered or mailed postage prepaid, registered or certified U.S. mail to the other party at its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally or courier delivered, upon delivery; or (b) if mailed, on the third (3rd) day after deposit in the mail.

    8.3 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

    8.4 GOVERNING LAW; CHOICE OF FORUM. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction), and, expressly subject to the dispute resolution mechanism in Article 7.0 above, any and every other legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Texas, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.


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    8.5  CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    8.6 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

    8.7 MODIFICATION. This Agreement may not be modified or amended except by written instrument signed by Executive and another officer of the Company who is not the Executive and who is authorized to do so by the Board.

    8.8 ENTIRE AGREEMENT, This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment offers, discussions, requests, agreements or understandings of the parties hereto, and any and all such prior offers, discussions, requests, agreements or understandings are hereby rescinded by mutual agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written in Buffalo, Minnesota.


EXECUTIVE                              NUTRITION MEDICAL, INC.



By:_________________________           By:__________________________
William L. Rush                             Richard J. Hegstrand
                                            Chief Financial Officer



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